Exhibit 4.5

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) is dated as of March 5, 2008 by and among BAXL Technologies, Inc., a Delaware corporation (the “Debtor” or the “Company”) and the persons listed on Schedule I annexed hereto (the “Secured Parties”).

WITNESSETH

WHEREAS, the Debtor sold to the Secured Parties 9% Senior Secured Convertible Promissory Notes (the “Offering”), in an aggregate principal amount of up to Four Million Dollars ($4,000,000) (the “Notes”) pursuant to a Securities Purchase Agreement, dated as of March 5, 2008, between the Company and purchasers of the Notes (the “SPA”); and

WHEREAS, Debtor has agreed, pursuant to the terms and conditions of the SPA and in connection with the Offering, to secure the repayment of the Notes, as more specifically provided herein;

NOW, THEREFORE, in consideration of the foregoing, Debtor and the Secured Parties agree as follows:

SECTION 1.

Definitions.

1.1

Certain Defined Terms. The following terms, as used herein, have the meanings set forth below:

“Accounts” means all “accounts” (as defined in the UCC) now owned or hereafter created or acquired by Debtor including all of the following now owned or hereafter created or acquired by Debtor: (a) accounts receivable, contracts, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to Debtor arising from the sale, lease or exchange of goods or other property or the performance of services; (b) Debtor’s rights in, to and under all purchase orders for goods, services or other property; (c) Debtor’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, repletion, reclamation and rights to stoppage in transit); (d) monies due to or to become due to Debtor under all contracts for the sale, lease or exchange of goods or other property or the performance of services (whether or not yet earned by performance on the part of Debtor); and (e) Proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing.

“Collateral” has the meaning assigned to that term in Section 2.

“Computer Software” or “Software” means a computer program and any supporting information provided in connection with a transaction relating to the program.

“Contracts”  means all contracts and agreements (as defined in the UCC).

“Copyright License” means any literary work which is subject to copyright, including analog or digital versions of film, video clips, video programs and related materials, regardless of the means of storage (i.e., tape, disk, or otherwise).

“Copyrights” means collectively all of the following now owned or hereafter created or acquired by Debtor: (a) all literary works (including Computer Software), derivative works, works for hire, compositions, compilations of all or some of the foregoing, whether published or unpublished, all registrations or recordings thereof, and all applications in connection therewith including registrations, recordings and applications in the Copyright Office of the United States, or any other country; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing or with respect to any of the foregoing including damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements or any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world. “Debtor” has the meaning assigned to that term in the introduction to this Security Agreement.

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing goods or property now owned or hereafter acquired by Debtor.

“Equipment” means all “equipment” (as defined in the UCC) now owned or hereafter acquired by Debtor including all machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

“Event of Default” has the meaning assigned to that term in Section 7(a).

“Fixtures” means all of the following now owned or hereafter acquired by Debtor: plant fixtures; business fixtures; other fixtures and storage office facilities, wherever located; and all additions and accessions thereto and replacements therefor.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by Debtor including all right, title and interest of Debtor in and to: (a) all Software of the Debtor, including all source code and object code thereto; (b) all agreements, leases, licenses and contracts to which Debtor is or may become a party; (c) all obligations or indebtedness owing to Debtor (other than Accounts) from whatever source arising; (d) all tax refunds; (e) Intellectual Property; and (f) all trade secrets and other confidential information relating to the business of Debtor.

“Instruments” means all “instruments” “chattel paper” or “letters of credit” (each as defined in the UCC) including promissory notes, drafts, bills of exchange and trade acceptances, now owned or hereafter acquired by Debtor.

“Intellectual Property” means collectively all of the following: Copyright Licenses, Copyrights, Patents, Trademarks and Trademark Licenses.

“Inventory” means all “inventory” (as defined in the UCC), now owned or hereafter acquired by Debtor, wherever located including finished goods, raw materials, work in process and other materials and supplies (including packaging and shipping materials) used or consumed in the manufacture or production thereof and goods which are returned to or repossessed by Debtor.

“Liens” has the meaning assigned to that term in Section 5.3 hereof.

“Patents” means all letters patent of the United States or any other country, all right, title and interest therein and thereto, and (a) all registrations and recordings thereof including, without limitation, applications (including pending patent applications), registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, and state thereof or any other country or any political subdivision thereof, all whether now owned or hereafter acquired by Debtor, and (b) all reissues, continuations, continuations-in-part or extensions thereof and all licenses thereof.

“Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral, including all claims of Debtor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance with respect to, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

“Secured Obligations” has the meaning assigned to that term in Section 3.

“Security Agreement” means this Security Agreement as it may be amended, supplemented or otherwise modified from time to time.

“Security Interests” means the security interest granted pursuant to Section 2, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Security Agreement.

“Trademark License” means any written agreement now or hereafter in existence granting to Debtor any right to use any Trademark.

“Trademarks” means collectively all of the following now owned or hereafter created or acquired by Debtor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names and domain name registrations, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof (to the extent Debtor can register such corporate, company or business name as a trademark), and all applications in connection therewith including registrations, recordings and applications in the Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing or with respect to any of the foregoing including damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.2

Other Definition Provisions. References to “Sections” “subsections,” “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Security Agreement unless otherwise specifically provided. References to the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2.

Grant of Security Interest.

In order to secure the payment and performance of the Secured Obligations in accordance with the terms thereof, except as otherwise specifically provided in this Security Agreement, the Debtor hereby grants to the Secured Parties a continuing first priority security interest and lien (the “Security Interest”) in and to all right, title and interest of Debtor in the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral”).

(a)

Accounts;

(b)

Inventory;

(c)

Computer Software;

(d)

General Intangibles;

(e)

Documents;

(f)

Instruments;

(g)

Equipment;

(h)

Fixtures;

(i)

Contracts;

(j)

Intellectual Property;

(k)

All deposit accounts of Debtor maintained with any bank or financial institution;

(l)

All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described in subparts (a) - (k) above or are otherwise necessary or helpful in the collection thereof or realization thereon, whether now or hereafter owned or subject to the possession and control of the Debtor, and wherever located;

(m)

Any and all other assets of the Debtor, whether currently held or hereafter acquired; and

(n)

Proceeds of all or any of the property described in subparts (a) - (l) above.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Debtor shall have the exclusive, non-transferable right and license to use the Collateral and the exclusive right to sell, transfer, convey, rent, lease, and grant to third parties licenses and sublicenses with respect to the Collateral, provided that any such sale, transfer, conveyance, rental, lease, license or sublicense is effected in the Debtor’s ordinary course of business.  In the event that the Debtor sells any of its inventory in the ordinary course of business, such shall be transferred without any liens under the terms of this Security Agreement.

SECTION 3.

Security for Obligations.

This Security Agreement secures the payment and performance of all obligations of Debtor to the Secured Parties with respect to the Notes (the “Secured Obligations”).

SECTION 4.

Debtor Remains Liable.

Anything herein to the contrary notwithstanding: (a) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed; (b) the exercise by the Secured Parties of any of the rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; and (c) the Secured Parties shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall the Secured Parties be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 5.

Representations and Warranties. Debtor represents and warrants as follows:

5.1

Binding Obligation; Authorization. This Security Agreement and the Notes are legally valid and binding obligations of Debtor, enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The execution, delivery and performance of this Security Agreement and the Notes by the Debtor has been duly approved by the Board of Directors of the Debtor.

5.2

Location of Equipment and Inventory. All of the Equipment and Inventory is located at the places specified on Schedule II.

5.3

Ownership of Collateral. Except for (i) liens and the security interests relating to the Company’s $2.5 million aggregate principal amount of Amended and Restated Senior Bridge Notes due January 1, 2009 (the “Senior Bridge Notes”) granted pursuant to the Amended and Restated Security Agreement between the Company and the holders of the Senior Bridge Notes (the “Existing Security Agreement”), which liens and security interests shall be subordinated to the Lien and Security Interest granted herein upon the due execution and delivery of, and pursuant to, the terms of the Intercreditor and Subordination Agreement (as defined in the SPA) to be executed pursuant to and in accordance with the terms of the SPA, and (ii) the Security Interests, to the Company’s knowledge, Debtor owns the Collateral free and clear of any liens, security interests, charges or other encumbrances (collectively, “Liens”). Except as disclosed herein, to the Company’s knowledge, no financing statement or other form of Lien notice covering all or any part of the Collateral is on file in any recording office, except for those in favor of the holders of the Senior Bridge Notes and certain state tax warrant filings.

5.4

Office Locations; Fictitious Names. The chief place of business, the chief executive office and the office where Debtor keeps its books and records are located at the places specified on Schedule II.

5.5

Perfection. This Security Agreement creates a valid and perfected security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken (or will be taken by the Debtor at the request of the Secured Parties); provided, nothing herein constitutes a representation as to actions that must be taken, if any, to perfect a security interest in any item of Equipment, the ownership of which is evidenced by a certificate of title.

5.6

Governmental Authorizations. To the best of the Company’s knowledge, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the grant by Debtor of the Security Interests granted hereby or for the execution, delivery or performance of this Security Agreement and/or the Notes by Debtor (except for such filings as may be required under Federal securities laws and/or State “blue sky” laws), or (b) for the perfection of or the exercise by the Secured Parties of their rights and remedies hereunder (except as may be required pursuant to Section 5.5 and Section 7.1 hereof, and as may have been taken by or at the direction of Debtor or the Secured Parties).

5.7

Accurate Information. All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of Debtor with respect to the Collateral is and will be accurate and complete in all material respects.

SECTION 6.

Further Assurances; Covenants.

6.1

Other Documents and Actions. Debtor will, from time to time, at its expense, immediately execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Secured Parties may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will immediately upon request of the Secured Parties: (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Secured Parties may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby (in such jurisdictions and with such officers as Secured Parties so request); (b) upon demand by the Secured Parties exhibit the Collateral to allow inspection of the Collateral by the Secured Parties or persons designated by the Secured Parties; and (c) upon the Secured Parties’ request, appear in and defend any action or proceeding that may affect Debtor’s title to or the Secured Parties’ security interest in the Collateral.

6.2

Business Locations. Debtor will keep the Collateral at the locations specified on Schedule II hereto.

6.3

Insurance. At its sole expense, the Debtor has, and shall maintain such insurance as necessary to insure the Collateral at all times for the full insurable value thereof against casualty and theft and against such other risks, in such form and with such insurers, as may be satisfactory to the Secured Parties from time to time. In addition, each such policy shall (i) name the Secured Parties as mortgagee and loss payee as its interest may appear and name the Secured Parties as an additional insured relating to liability risks, (ii) provide that no act of omission or commission or misrepresentation or breach of warranty by the Debtor shall affect the Secured Parties’ rights thereunder, (iii) provide that the Secured Parties shall not be liable for any premiums or other amounts and (iv) upon the agreement of the insurer, at the Debtor’s request, provide that the insurer shall give the Secured Parties not less than twenty (20) days’ prior written notice of cancellation or lapse. If the Debtor shall fail at any time to maintain such insurance, the Secured Parties may obtain such insurance coverage and the Debtor agrees to reimburse the Secured Parties therefor on demand with interest thereon at the rate specified in the Notes. The Debtor shall notify the Secured Parties promptly if any loss or casualty relating to the Collateral occurs.

6.4

Taxes and Claims. Debtor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral (including claims for labor, materials and supplies), except to the extent the validity thereof is being contested in good faith.

6.5

Use of Collateral. Debtor will not use or permit the use of any Collateral unlawfully or in violation of any provision of this Security Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering any of the Collateral.

6.6

Condition of Collateral. The Debtor shall maintain the Collateral in good condition and operate the Collateral with reasonable care and caution and the Debtor hereby indemnifies and holds the Secured Parties harmless from any and all loss, damage and liability suffered, incurred or asserted by or against the Secured Parties as a result of the use and operation of the Collateral.

6.7

Other Information. Debtor will, promptly upon request, provide to the Secured Parties all information and evidence they may reasonably request concerning the Collateral, and in particular the Accounts, to enable the Secured Parties to enforce the provisions of this Security Agreement.

6.8

Transfers and Other Liens. Except in the ordinary course of business, Debtor shall not:

(a)

Sell, assign, mortgage pledge, hypothecate or otherwise dispose of, or grant any option with respect to, any of the Collateral; or

(b)

Create or suffer to exist any Liens with respect to any of the Collateral to secure indebtedness of any Person except for (i) the Security Interests created by this Security Agreement, (ii) any Liens and/or security interests existing prior to the date of this Security Agreement, including but not limited to the security interests in favor of the holders of the Senior Bridge Notes created by the Existing Security Agreement or otherwise; (iii) any security interests that are subordinate to the Security Interests created by this Security Agreement, (iv) any purchase money security interests required in connection with Debtor’s purchase or lease of Equipment, (v) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principals, (vi) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 45 days or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principals, and (vii) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits.

SECTION 7.

Events of Default; Remedies

(a)

Each of the following events shall be an “Event of Default” (i) the non-payment of any of the Secured Obligations when due; (ii) the failure of the Debtor to observe or perform any term of this Security Agreement, after receipt of notice from the Secured Parties of such failure to observe or perform and the failure of the Debtor to cure such non-performance or non-observance within fifteen (15) days after receipt thereof; (iii) dissolution or termination of existence of, or the suspension or termination of operations of, the Debtor; (iv) the inability of the Debtor, or the Debtor’s admission that it is unable, to pay its debts as they become due or any petition in bankruptcy is filed by or against the Debtor, or any proceeding in bankruptcy, or under any other laws of any jurisdiction relating to the relief of debtors is commenced against the Debtor for the relief or readjustment of any indebtedness of the Debtor, either through reorganization, composition, extension or otherwise, which proceeding is not dismissed within thirty (30) days after the filing thereof; (v) the appointment of a receiver of any property of the Debtor, which appointment is not terminated within thirty (30) days thereafter; (vi) the making by the Debtor of any assignment for the benefit of creditors or the taking advantage of any insolvency law; or (vii) any seizure, vesting, or intervention by or under authority of a government, by which the management of the Debtor is displaced or its authority in the conduct of its business is curtailed.

(b)

If any Event of Default shall have occurred and be continuing, the Secured Parties may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to them, all the right and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (a) require Debtor to, and Debtor hereby agrees that it will, at its expense and upon request of the Secured Parties forthwith, assemble all or part of the Collateral as directed by the Secured Parties and make it available to the Secured Parties at a place to be designated by the Secured Parties which is reasonably convenient to the Debtor; (b) without notice or demand or legal process, enter upon any premises of Debtor and take possession of the Collateral; and (c) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Parties may deem commercially reasonable. Debtor agrees that, to the extent notice of sale shall be required by law, at least two (2) business days’ notice to Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, the Secured Parties may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of the Secured Parties. The Secured Parties shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Parties may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Debtor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. All cash proceeds received by the Secured Parties resulting from the disposition of or collection from the Collateral may be held by the Secured Parties as collateral for the Secured Obligations and/or then or at any time thereafter applied in payment of all or any of the Secured Obligations in such order as the Secured Parties shall elect. The balance of such cash proceeds held by the Secured Parties and remaining after payment in full of the Secured Obligations shall be paid over to the Debtor or to the person who may be lawfully entitled to such balance. The remedies provided in this Security Agreement are cumulative and not exclusive of any other remedies provided by law including, without limitation, any rights of setoff available to the Secured Parties.

SECTION 8.

Agreement Among the Secured Parties.

8.1

Payment Pro Rata.  Payment to the Secured Parties under the Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.

8.2

Sharing of Payments.  If any Secured Party shall at any time receive any payment of principal, interest or other charge arising under a Note, or upon any other obligation of Debtor or any sums by virtue of counterclaim, offset, or other lien that may be exercised, or from any security, other than payments made on the same date to all Secured Parties, such Secured Party shall share such payment or payments ratably with the other Secured Parties as to maintain as near as possible the unpaid balance of the loans pro rata according to the Secured Parties’ aggregate proportionate interests.

8.3

Sharing of Collateral. Upon the occurrence of any Event of Default, as defined in Section 7, and if the Secured Parties proceed to exercise any rights with respect to the Collateral, the Secured Parties shall share the Collateral and the proceeds of such Collateral ratably, without priority of one over the other.

8.4

Appointment of Agent.  The Secured Parties agree that Secured Parties holding a majority in interest of the principal amount of Notes outstanding may act together as the agent of all Secured Parties to execute and deliver in their names such instruments, documents, statements and amendments thereto as may be necessary or appropriate to perfect or continue the perfection of the security interest granted in this Agreement.

8.5

Enforcement.  Enforcement of the Secured Parties’ rights hereunder shall be taken by Secured Parties holding a majority in interest of the principal amount of Notes outstanding acting together as the agent for all of the Secured Parties.  The action of such percentage taken in accordance with the preceding sentence, shall in each case bind all the

Secured Parties.  Each of the Secured Parties agrees that any Secured Party acting under Sections 8.4 and 8.5 shall not be liable for any acts taken in good faith in enforcing the rights of the Secured Parties hereunder.

SECTION 9.

Limitation on Duty of the Secured Parties with Respect to Collateral.

Beyond the safe custody thereof, the Secured Parties shall have no duty with respect to any Collateral in their possession or control (or in the possession or control of any of the Secured Parties or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Secured Parties shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property. The Secured Parties shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Secured Parties in good faith.

SECTION 10.

Expenses.

Debtor shall pay all insurance expenses and all expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral, all costs, fees and expenses of perfecting, and maintaining the Security Interest, any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or with respect to periodic appraisals and inspections of the Collateral, or with respect to the sale or other disposition thereof. If Debtor fails to promptly pay any portion of the above expenses when due or to perform any other obligation of Debtor under this Security Agreement, the Secured Parties may, at their option, but shall not be required to, pay or perform the same and charge Debtor’s account for all costs and expenses incurred therefor, and Debtor agrees to reimburse the Secured Parties therefor on demand. All sums so paid or incurred by the Secured Parties for any of the foregoing, any and all other sums for which Debtor may become liable hereunder and all costs and expenses (including reasonable and documented attorneys’ fees, legal expenses and court costs) incurred by the Secured Parties in enforcing or protecting the Security Interests or any of  their rights or remedies under this Security Agreement, the Subscription Agreements, or the Bridge Notes shall be payable on demand, shall constitute Secured Obligations and shall be secured by the Collateral.

SECTION 11.

Termination of Security Interests; Release of Collateral.

Upon payment in full of all Secured Obligations, including the conversion of all of the Notes into equity securities in accordance with and pursuant to the terms of the Notes, the Security Interests shall immediately terminate and all rights to the Collateral shall revert to Debtor automatically and without the need for further action to be taken on the part of the Debtor or the Secured Parties. Upon such termination of the Security Interests or release of any Collateral, the Secured Parties will, at the expense of Debtor, execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

SECTION 12.

Notices.

All notices, approvals, requests, demands and other communications hereunder shall be given in accordance with the notice provision of the SPA.

SECTION 13.

Waivers, Non-Exclusive Remedies.

No failure on the part of the Secured Parties to exercise, and no delay in exercising and no course of dealing with respect to, any right under the Notes or this Security Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Parties of any right under the Notes or this Security Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights in this Security Agreement and/or the Notes are cumulative and are not exclusive of any other remedies provided by law.

SECTION 14.

Successors and Assigns.

This Security Agreement is for the benefit of the Secured Parties and each of their permitted successors and assigns, and, except as permitted in or to effectuate any provisions contemplated by the SPA, herein or in the Notes,  in no event shall the Debtor without the prior express written consent of the Secured Parties, which shall not be unreasonably withheld, holding a majority of the principal amount of the Notes then outstanding, assign all or any portion of the Secured Obligations, the rights hereunder or the Notes.  This Security Agreement shall be binding on Debtor and its successors and all permitted assigns.

SECTION 15.

Changes in Writing.

No amendment, modification, termination or waiver of any provision of this Security Agreement or consent to any departure by Debtor therefrom, shall in any event be effective without the written concurrence of the Secured Parties holding a majority of the principal amount of the Notes and Debtor.

SECTION 16.

Applicable Law, Etc.

This Security Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Security Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and expressly and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

SECTION 17.

Actions by Secured Parties; Distributions.

Unless otherwise specifically provided herein, wherever this Security Agreement provides for actions to be taken by the Secured Parties, or any determination to be made by the Secured Parties, the actions of those Secured Parties representing, in the aggregate, greater than fifty percent (50%) of the aggregate outstanding principal amount under the Notes shall represent the actions or agreement of all of the Secured Parties.  In addition, whenever the Secured Parties are entitled to the distribution of monies, Collateral or any other property, pursuant to the terms of this Security Agreement, such monies, Collateral and/or other property shall be distributed to the Secured Parties, on a pro-rata basis, based on the outstanding principal amounts under their Notes.

SECTION 18.

Headings.

Section and subsection headings in this Security Agreement are included herein for convenience of reference only and shall not constitute a part of this Security Agreement for any other purpose or be given any substantive effect.

SECTION 19.

Waiver of Jury Trial.

THE SECURED PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS SECURITY AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT TO THE SECURED PARTIES’ ENTERING INTO THIS SECURITY AGREEMENT.

Signature Page Follows

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the day first above written.

DEBTOR:

BAXL TECHNOLOGIES, INC.

	By:	/s/ Gus Bottazzi
Gus Bottazzi President and Chief Executive Officer

SECURED PARTY:

SCHEDULE I TO SECURITY AGREEMENT

SECURED PARTIES

SCHEDULE II TO SECURITY AGREEMENT

Location of Equipment, Inventory, Books and Records, and Chief Executive Office

Berkshire Corporate Park

Building No. 5

Bethel, Connecticut 06801

Silicon Integration

241 Research Drive, Unit #9

Milford, CT 06460

Dacon Electronics

1 Enterprise Way

Hemel Hempsted Hertfordshire HP2 7YJ

Teleadapt

Axis 5, Rhodes Way Watford

Hertfordshire WD24 4YW

SMT Corporation

585 Fan Hill Road

Monroe, Connecticut 06468